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COMMMERCIAL/INDUSTRIAL REAL ESTATE PURCHASE CONTRACT
This is a legally binding contract; if not understood seek legal advice.


Oklahoma City, Oklahoma,  March 1996
1. PROPERTY: undersigned Buyer(s) ("Buyer") hereby agrees to purchase from the undersigned Seller(s) (Seller) the following described property (the "Property):
(a)  The following described real estate (the "Land"):
Approximately 30 acres located in and a part of the SE/4 of Sec. 11, T10N, R 4W of the I.M. Approximate 30 acre location is marked in red on attached Exhibit "1." Exact legal description of said 30 ac. shall be determined by survey, Cleveland County, Oklahoma, which street address is:

(b)  (check one)
___ together with all of Seller' right, title, interest and estate in and to oil, gas and other minerals in and under the Land not previously reserved or conveyed of record, or
X   less and except all oil, gas and other minerals in and under the Land:
(c) together with all of the buildings. structures and improvements in, on or under the Land (the "Improvements");
(d) together with all of the appurtenances belonging thereto and all of Seller's right, title and interest in and to all streets, alleys and other public ways adjacent to the land:
(e) subject to existing zoning ordinances, restrictions, easements and rights of way
___________________________________________________________________; and
(f)  the following described personal property (the "Personal Property")
______________________________________________________________________
______________________________________________________________________
upon the following terms and conditions:
2. TERMS: Buyer shall pay for the Property the sum of. Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) payable as follows:
(a) The sum of $10,000 00 (check) as Earnest Money, receipt of which is hereby acknowledged, and upon acceptance in writing and delivery of this Contract. the Earnest Money shall promptly be assigned to and deposited in the trust account of Gerald L.
Gamble Co., Inc., to be applied on the purchase price and/or closing costs, if any, at the time of the Closing;

(b) At Closing, IN CASH OR CERTIFIED FUNDS, the further sum of $90,000.00 (subject to the adjustments set forth in this Contract); and
(c) The balance (subject to adjustments set forth in this Contract) as follows:
Set forth in paragraph 17 on attached Addendum "A."

3. TITLE EVIDENCE: Seller shall furnish Buyer title evidence covering the Property, which shows marketable title vested in Seller according to the title standards adopted by the Oklahoma Bar Association.
(a) Such title evidence shall be in the form of: (check one)
X  Commitment for Owner's Title Insurance Policy. The premium for such
Policy
including the attorney's fees for examination of the abstract shall be paid 50% by Seller and 50% by Buyer. All abstracting costs shall be paid by Seller. Such Policy shall insure
Buyer in an amount equal to the purchase price. The mechanics. And materialmen's liens exception shall be deleted from such Policy.
____ Abstract of Title. The Seller, at Seller's expense, shall provide an abstract of title certified to a date subsequent to the date of this Contract (including current Uniform Commercial Code Certification and U.S. District Court Certification). Buyer shall, at Buyer's expense, obtain either a title opinion or an Owner's Title Insurance Policy.
(b) A pin survey (check one)
___shall not be provided, or
X   shall be provided to Buyer by Seller.  The cost of such survey shall be paid 50% by Seller and 50% by Buyer. The survey of the Land and improvements shall be prepared by a licensed surveyor, and shall contain such detail and certification to permit the survey exceptions to be deleted from the Owner's Title Insurance Policy. Any encroachment shown on the survey shall be deemed to be a title defect, unless the title company agrees to provide affirmative coverage against loss arising from any final court order or judgment which denies the right to maintain the existing improvements on the Land because of such encroachment.

(c) Seller shall make existing title evidence (base abstract of title or Owner's Title Insurance Policy) available to the escrow closing agent within a reasonable time after the date of acceptance of this Contract.
(d) Upon delivery to Buyer of the last of the current Commitment for Owner's Title Insurance Policy, the certified abstract or the certified survey, whichever are to be provided under this Contract. Buyer shall have a reasonable time, not to exceed 30 days, to examine same and return same to Seller with a written report specifying any objections or defects in the title or such right to object shall be deemed waived. Seller shall have 30 days after receipt of such report to correct such defects and perfect title unless such time is extended in writing by Buyer. If Seller is unable or unwilling to cure any defects within such period, then unless Buyer waives such defects in writing, this Contract will terminate and the Earnest Money shall be refunded to Buyer less costs which Buyer has agreed to pay.
(e) The title to the Property shall be conveyed to Buyer by General Warranty Deed in recordable form unless otherwise specified in Paragraph 4 below. Upon Closing the existing abstract of title shall become tile properly of Buyer
(1) Title to any Personal Property specified herein shall be conveyed to Buyer by Bill of Sale.

4. SPECIAL PROVISIONS AND/OR ATTACHMENTS HERETO: See Addendum "A" attached hereto and by reference made a part hereof for additional terms and conditions of this Contract.

5. TAXES, ASSESSMENTS AND PRORATIONS:
(a) Seller shall pay all expenses owing to the day of Closing. including, but not limited to, real estate ad valorem taxes, personal property taxes, matured or unmatured special assessments, interest on any indebtedness assumed hereunder, insurance, all utility bills, salaries and any other expenses related to the operation of the Property, if the amount of taxes cannot be ascertained, such proration shall be on the basis of the taxes paid for the preceding year. All other expenses shall be prorated on the basis of thirty days to the month on the basis of such expense paid for the previous month.
(b) Rents shall be prorated on the basis of thirty days to the month. Rents delinquent more than thirty days shall be collected by the Seller and shall not be adjusted.
(c) Buyer shall receive all income and shall pay all expenses for the day of Closing.

Buyer's Initials ______________________   Seller's Initials ________________
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COMMERCIAL/INDUSTRIAL REAL ESTATE PURCHASE CONTRACT
This is a legally binding contract; if not understood seek legal advice.

(d) Any and all leases in effect shall be assigned. and security deposits and prepaid rents, if any, shall be paid to Buyer by Seller al the Closing unless otherwise provided herein
6. CONDITION OF PROPERTY:
(a) Until the Closing or transfer of possession, risk of loss to the Property. ordinary wear and tear excepted, shall be upon the Seller. After the Closing or transfer of possession, such risk shall be upon the Buyer.
(b) Unless otherwise agreed upon in writing, Buyer, by the Closing or taking possession of the Property, shall be deemed to have accepted the Property in its then existing condition. including fixtures and equipment permanently affixed to the Property and shall acknowledge the same to Seller in writing at the Closing. To the best of Seller's knowledge. No hazardous substances or conditions exist on the Property, NO WARRANTIES are expressed or implied by Seller or Seller's agents that shall be deemed to survive the Closing with reference to the condition of the Property or any fixtures or equipment.
(c) Except for the provisions above, the Seller shall deliver the Property and improvements thereon in their present condition, ordinary wear and tear excepted.
(d) Utilities, if presently on, shall be left on until Closing.
7. CLOSING/POSSESSION: This transaction shall be closed on or before Wednesday May 15, 1996
(the "Closing"), unless the Closing is extended as may be required by Paragraph 3(d) above, or by written agreement of Seller and Buyer with legal possession delivered to Buyer at the time of the Closing and actual and complete possession of the Property to be given at the Closing or as follows: ________________________________________

8. BUYER'S EXPENSE: Buyer shall pay at the time of the Closing. IN CASH OR CERTIFIED FUNDS, one-hall of the escrow closing fee. Buyer's recording fees. Oklahoma sales tax (if any). and ail other funds required from Buyer set forth in this Contract.
9. SELLER'S EXPENSE: Seller shall pay at the time of the Closing, documentary stamps required, one-half of the escrow closing fee. Seller's recording lees (if any). and all other expenses required from Seller set forth in this Contract.

10. DEFAULT:
(a) If Buyer wrongfully refuses to close. Seller and Buyer agree that since it is impracticable and extremely difficult to fix the actual damages sustained, the Earnest Money shall be forfeited as liquidated damages to Seller, subject to deduction for expenses incurred and one-half of the balance thereof shall be retained by the REALTOR(S) to apply on professional services. Seller may, at Seller's option, seek specific performance
(b) If Seller's title detects cannot be corrected as herein provided. or if Seller wrongfully refuses to close, Buyer's Earnest Money shall be returned after deduction for expenses incurred on Buyer's behalf and Seller shall be liable for any other expenses incurred on Seller's behalf as provided in this Contract Buyer may, at Buyer's option, seek specific performance. (c) In the event any suit is instituted. the prevailing party shall have the right to recover all of such party's expenses and costs incurred by reason of such litigation including. but not limited to, attorney's fees, court costs. and costs of suit preparation.
11. BINDING EFFECT: This Contract, when executed by both Seller and Buyer, shall be binding upon and inure to the benefit of Seller and Buyer, their respective heirs, legal representatives, successors and permitted assigns. This Contract sets forth the complete understanding of Seller and Buyer and supersedes all previous negotiations, representations and agreements between them and their agents. This Contract can only be amended, modified, or assigned by written agreement signed by both Seller and Buyer 12. ACCEPTANCE TIME: The foregoing offer is made subject to acceptance in writing hereon by Seller, and the return of an executed copy to the undersigned Buyer on or before 5:00 p.m.., Tuesday, March 26, 1996. If the offer is not accepted, the Earnest Money shall be returned to Buyer.
13.  TIME IS OF THE ESSENCE.
14. DISCLAIMER AND INDEMNIFICATION: It is expressly understood by Seller and Buyer that Listing REALTOR or its agents and Selling REALTOR or its agents do not warrant the present or future value, size by square footage. condition. structure or structure systems of the Property or any improvements, nor do they hold themselves out to be experts in quality, design and construction. Seller and Buyer shall hold the Listing REALTOR and its agents and Selling REALTOR and its agents harmless in the event of losses, claims or demands by or against Seller and Buyer, This paragraph shall survive the Closing.
15. AGENCY DISCLOSURE: Listing REALTOR and Selling REALTOR are agents of the Seller unless otherwise specified herein.
Tower Tech, Inc.
By:  Randal K. Oberlag
Vice President
(Signature)
Buyer
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16. SELLER'S ACCEPTANCE: Seller accepts the foregoing offer and shall sell the above-described Property on the terms and conditions herein stated and shall pay the Listing REALTOR the compensation previously agreed upon in the Listing Agreement or other agreement of employment between them, which shall survive this Contract, for professional services rendered and to be rendered in this transaction.
Accepted this 10th day of March, 1996
E. R. Campbell, Seller
Signature

EARNEST MONEY RECEIPT: Received the sum of $10,000.00 (check) as Earnest Money, to be held and applied in accordance with the items and conditions of the foregoing offer.
March 20, 1996
Gerald L. Gamble
Selling REALTOR-ASSOCIATE
(Signature)
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ADDENDUM "A"

   17. Note and Mortgage: The balance of the purchase price in the amount of $150,000.00 shall be evidenced by a purchase money mortgage and promissory note both in the amount of $150,000.00. Said note shall bear interest at the rate of 5% per annum and shall be payable one year after closing date. Buyer shall have the right to prepay all of the principal at any time without penalty.

   18. Property to be Purchased: It is understood and agreed by and between Buyer and Seller that the Buyer is purchasing 30 acres of an approximate 50-acre parcel owned by the Seller. The 30 acres being purchased is marked in red on the attached Exhibit "1." The remaining approximate 20 acres is marked in blue.

   19. Survey: Buyer and Seller agree to survey the entire 50-acre site setting out the separate legal descriptions of the 30-acre parcel being purchased and the approximate 20-acre parcel being retained by Seller.

   20. Option to Purchase: It is hereby agreed by and between Buyer and Seller that Seller hereby grants Buyer the right and option to purchase the remaining approximate 20 acres (as shown marked in blue on the attached plat). Said option shall be for a period of one year, and shall begin on the date of closing of the purchase of the 30-acre parcel. It is agreed that the option price on the approximate 20-acre parcel shall be $250,000 cash. In order for Buyer to exercise the option to purchase, Buyer shall give written notice to Seller on or before one Year after the date of closing of the purchase of the 30-acre parcel, of Buyer's desire to purchase the 20-acre parcel. The closing of the purchase of the I0-acre parcel should Buyer exercise Buyer's option to purchase, shall take place within 30 days after Buyer gives written notice to Seller. The form of the Real Estate Purchase Contract to be used shall be the same form as set forth on the printed portion of this Real Estate Purchase Contract. It is agreed that the title policy costs shall be split 50/50 between Buyer and seller, and the cost of any survey shall be split 50/50.

   21. First Right of Refusal: Further, it is agreed between the parties that if Buyer does not exercise Buyer's option to purchase the remaining approximate 20 acres during the first year after closing Seller hereby grants Buyer the first right of refusal during the second year after closing to purchase the remaining approximate 20-acre parcel. During the second year after closing (the 13th through 24th month alter closing), if Seller receives an offer from a bona fide third party to purchase all or part of the remaining approximate 20-acre parcel, Seller shall notify Buyer in writing of said offer and Buyer shah have 7 days after receipt thereof in which to either notify Seller that Buyer exercises Buyer's first right of refusal to purchase the property submitted or that Buyer does not wish to exercise said right of refusal. The Real Estate Purchase Contract shall be in the form to be negotiated between Seller and any third party offeror. It is further agreed that this first right of refusal shall be for the second full year after closing and shall end 24 months after closing.
After said time, Buyer shall have no further right either under an option or first right of refusal to purchase the remaining 20 acres.

22. Closing Costs: Buyer and Seller agree to share the cost of the closing agent on a 50/50 basis.

23. Broker: It is hereby understood and agreed that Gerald L. Gamble Co. is the real estate broker in this transaction, and Seller agrees to pay said broker a commission of 5% of the sale price. Said commission shall be due and payable in cash at closing. It is further agreed that said broker has made no representations, warranties or promises with respect to the premises, buildings, surrounding areas or land;

Further, in the event Buyer exercises Buyer's option to purchase the remaining 20 acres, or Buyer exercises Buyer's first right of refusal as outlined in paragraph 28, then at closing, Seller agrees to pay said broker a commission equal to 5% of the sales Price covering all or part of the remaining approximate 20-acre parcel.

24. Access to Water Line: Seller hereby agrees to grant Buyer an easement either along the westerly property line, or along the front line of the remaining 20 acres in order that Buyer shall have an easement to the water line which is located on 119th Street. Seller makes no representation as to whether Buyer can connect into the water line on 119th Street. The parties shall agree to the exact location of the easement to be granted.
If Buyer and Seller cannot arrive at a satisfactory location for the proposed easement by April 20, 1996, then Buyer Shall have the right to cancel and rescind the Contract and Buyer's earnest money shall be refunded.

25. Buyer's Plan to Construct Improvements on the Property: It is understood between the parties that Buyer plans to construct a 3-story building on the property. Buyer shall have the right to ascertain whether the City will allow Buyer to construct said 3-story building on the property. If Buyer determines that the City will not allow Buyer to construct a 3-story building on the property, then Buyer shall have the right to cancel and rescind this Contract and Buyer's earnest money shall be refunded. Buyer shall have until April 20, 1996 in which to determine whether the City will allow the Buyer to construct its contemplated building.

26. Zoning: Before April 20, 1996, the Realtor named herein Gerald I. Gamble Co., shall obtain a zoning letter from the City of Oklahoma City stating that the property is currently zoned "I-2" moderate industrial. Said letter shall be forwarded to Buyer.
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AGREEMENT


It is understood by and between E .R. Campbell and Tower Tech, Inc. the following:
The undersigned parties entered into a real estate purchase contract on or about Mach 20, 1996, to purchase an approximate 30 acres of land located in and being a part of the SE/4 of Section 11, Township 10N, Range 4W, of the Indian Meridian.

Both parties agreed to modify the contract as follows:

1. The contracts shall cover the entire 50 acre parcel owned by the Seller at this location. The exact legal description shall be determined by survey.

2.   The sale price shall be $487,500

3. At closing, Seller shall pay $100,000 down ($10,000 earnest money currently deposited with Gerald L. Gamble Company, Inc. plus an additional $90,000 - subject to adjustments). The remaining balance of $387,500 shall be financed by the Seller and evidenced by a purchase money note and mortgage. That note shall bear interest at the rate of 3.5% per annum and shall be due and payable one year after closing. In the event that the Buyer wishes to pre-pay the note, there shall be no pre-payment penalty.

4. Closing date shall be June 24, 1996.
Signed this 17th day of June ,1996.
BUYER
Randal K. Oberlag, Vice President

SELLER
E. R. Campbell